Exhibit 10.18

FINANCIAL SERVICES AGREEMENT

This Agreement is made by and entered into by and between CASH SYSTEMS, INC., a Delaware corporation (“CSI”), located at 7350 DEAN MARTIN DRIVE, SUITE 309, LAS VEGAS, NEVADA, 89139, MANDARIN ENTERPRISES, LLC. Located at 6121 SUNDOWN CREST CT., LAS VEGAS, NEVADA, 89113 (Contractor) and THE CANNERY CASINO located at 2121 EAST CRAIG ROAD, NORTH LAS VEGAS, NEVADA, 89030 (“Service Center”), (with CSI, Contractor and Company hereinafter sometimes referred to as “party” or “parties,” with reference to the following):

RECITALS

WHEREAS, The Service Center owns and operates the location(s), (the “Location(s)”); listed on Exhibit B and,

WHEREAS, CSI is engaged in the business of providing cash advance services (hereinafter “Cash Access Services”) whereby authorized holders (individually the “Cardholder” of certain valid credit and ATM/debit cards (individually the “Card”) may obtain cash advances (individually a “Cash Advance”) through the use of CSI equipment, for a service charge, subject to the Cardholder’s available Card limit and/or account balance, proper authorization of the transaction, and the CSI approved internal security procedures of Service Center; and

WHEREAS, CSI and Contractor are engaged in the business of providing automated teller machines (“ATM”) whereby CSI, through a bank or banks (“Settlement Bank”) and processor, settles funds accessed through ATMs (“ATM Processing Services”); and

WHEREAS, CSI and Service Center are desirous of entering into this Agreement, under the terms of which CSI shall become the exclusive supplier of Cash Advance Services and ATM Processing Services to the Service Center at the Location; and,

NOW, THEREFORE, for good and valuable consideration, CSI, Contractor and Service Center agree as follows:

AGREEMENT

1.             Provider Status. CSI shall have the right to be the sole and exclusive supplier of Cash Access Services and ATM processing Services to the Service Center at the Location, and any additional gaming entities that Service Center may operate, during the term of this Agreement.

2.             Cash Access Services.

(a)           Maintenance of System. CSI shall provide the Location with equipment, related software and processing systems necessary to process Cash Advance transactions in accordance with this Agreement (“Cash Advance System”). The Cash Advance System will remain the property of CSI, to be used exclusively by the Service Center for the duration of this Agreement. Service Center will be responsible, and reimburse CSI, for any part of the Cash Advance System provided by CSI to the Service Center which is lost or damaged. CSI will provide all supplies necessary to operate the Cash Advance System installed at the Location. If the Cash Advance System should fail, the Service Center will notify CSI immediately. CSI will take reasonable action, in its discretion, to return the Cash Advance system to working order.

(b)           Draft Completion Procedures. The mandatory procedures for completing any Cash Advance transaction are as follows:

(i)            If the Card has a “Valid From Date” embossed on it, the date of the Cash Advance transaction must be on or after the “Valid From date” and before the Expiration Date embossed on the Card.

(ii)           The date of the transaction must be on or before the Expiration Date embossed on the Card.

(iii)          A valid authorization code must be obtained from CSI for each Transaction.

(iv)          The number in red on the upper right-hand corner of the draft must match the number printed directly below it.

(v)           The Cardholder (i) must be physically present for the transaction, and (ii) must initial the front of the draft to acknowledge that he or she will be charged a service fee in addition to the amount requested by the cardholder.

(vi)          The Cardholder must present identification that is a current government document, such as a passport, driver’s license, or military ID that bears the Cardholder’s signature and photograph. The Service Center must record: (i) a description of the identification (including any serial number, expiration date, and jurisdiction of issue), (ii) the name of the Cardholder on the identification which must be the same as the name embossed or encoded on the Card, and (iii) the address and telephone number of the Cardholder.

(vii)         The Cardholder must endorse the draft and the signature must match the signature on the Card and the customer identification.

(viii)        On all VISA transactions, the four-digit, pre-printed number found above the embossed Card number must be written in the Bin/ICA space provided on the draft.

(ix)           The draft must be imprinted with the embossment of the Card and the imprint must be clear and legible.

(x)            The Card number embossed on the front of the Card must match the number on the front of the check.

(xi)           The Service Center employee must put his or her initials on the front of the check in a clear space along the right side.

(c)           Guarantee. CSI warrants payment on all drafts where the Cash Advance transaction has been properly completed as detailed in “Draft Completion Procedures” set forth herein. Service Center shall be responsible for all losses relating to transactions where Service Center fails to follow the Draft Completion Procedures, as amended.

(d)           Management Cooperation. Service Center shall use its best efforts to inform, instruct and educate its employees as to the proper Draft Completion Procedures and ensure that such procedures are followed by its employees.

(e)           Service Fees. CSI’s Cash Access Services will be provided to Cardholders at the Location for a Cardholder Fee, as set forth in Exhibit A. CSI reserves the right to modify Cardholder Fees upon written notice to Service Center based on identifiable cost increases (e.g. including increases in VISA/MC interchange rates, association fees, etc.) CSI will charge the Service Center a Processing Fee. The Standard Processing Fee set forth in Exhibit A shall apply to transactions where the following conditions exist: (i) noncommercial Cards, (ii) full contents of magnetic stripe read in authorization and sent in settlement, (iii) authorization obtained within 1 day of transaction date, and (iv) settled within 2 days of transaction date. For transactions where each of the above conditions are not met, CSI may, in its discretion, assess a higher Processing Fee, not to exceed an amount greater than 1% of the Standard Processing Fee set forth in Exhibit A. In the event that Service Center is responsible for payment of chargeback items due to its failure to follow the Draft Completion Procedures set forth above, CSI may deduct such amounts from fees payable to Service Center provided for herein.

(f)            Compliance with Laws. Service Center agrees to comply with all applicable laws, including those relating to gambling or gambling related activities. Service Center hereby represents that it has all right, power and authority to grant CSI the rights granted herein and to perform all of Service Center’s obligations hereunder.

3.             ATM Processing Services.

(a)           Definitions. For purposes of Section 3 of this Agreement, the definition set forth herein shall apply to the respective capitalized terms:

(i)            CSI will contract with a bank or banks (“Settlement Bank”) and processor to settle funds accessed through ATMs owned by the Contractor and located at Service Center’s Location. CSI and the Settlement Bank will facilitate transfer of funds received from the Networks as a result of Service Center transaction activity. These transfers will be based upon Regulation F and NACHA rules. Funds will be transferred to the Service Center bank account using Automated Clearing House (“ACH”).

(ii)           The “Host System” shall mean the centralized computer processing system accessed Sough contract with CSI and CSI processors during the terms of this Agreement that is capable of providing such electronic funds transfer and the data processing services necessary to operate the ATMs at the Location.

(iii)          “Product” shall mean the Program, Service Marks, documentation, user manuals and related equipment.

(iv)          The “Program” shall mean the computer software, incorporating both object and source code, creating an on-time processing link and interface for purposes of enabling ATM transactions to be processed through the Host System.

(v)           “Service Marks” mean Pulse, Visa, MasterCard, Discover, American Express, Cirrus, Plus, Money Maker or other proprietary names or Networks posted on, near or accessed through the Product.

(vi)          “Specifications shall mean those rules, regulations and operating instructions of the Networks with respect to the processing of electronic finds transfer transactions.

(vii)         “Transactions” shall mean any functions that are processed through the System in accordance with the Specifications, i.e. balance inquiries, account transfers and account withdrawals, whether authorized or denied and whether or not completed.

(b)           Unauthorized Use. The Service Center hereby agrees to maintain procedures reasonably designed to avoid any unauthorized use of the System. CSI shall have no liability to Service Center, Service Center’s customers or any other party for any unauthorized use of the System. Service Center agrees that CSI and Contractor shall be its sole provider of ATM/cash back services.

(c)           Transaction Processing and Fees.

(i)            Contractor will rebate to the Service Center fees as set forth in Exhibit A.

(ii)           Where the surcharged is imposed, the Service Center agrees to comply with all posting and customer notification requirements as required by participating Network(s). The Service Center is not allowed to increase the amount of the surcharge nor collect any part of a surcharge except that which is automatically deducted though the Host System and the Cardholder’s bank.

(d)           Ownership and License.

(i)            CSI licenses Service Center during the term(s) of this Agreement to use this Product and access the Host System when done so in accordance with the operating instructions and rules provided. CSI retains ownership of the License to operate the Product and access the Host System.

(ii)           Service Center agrees not to use, copy, or modify the Product or any copy, modification, or merged portion, in whole or in part, except as expressly provided for in this Agreement.

(iii)          Service Center agrees not to sub-license, assign, or transfer the License or Product, except as expressly provided in this Agreement, and that any attempt to do so shall be invalid and automatically terminate this License.

(e)           Responsibility to Comply.

(i)            Service Center understands and agrees that it shall be responsible for its own compliance with the Specifications, and with all federal, state and local laws and regulations applicable to its use and marketing of the Host System and the Product, and shall hold CSI and the Host System processor harmless against any and all liability or expenses related thereto.

(ii)           To the extent that it will appear at any time or be determined that performance, in whole or in part by any of the parties as herein stipulated, would he in conflict with any legal requirements imposed by such authorities, the Agreement, upon written notice thereof by any of the parties to the other, will become and remain inoperative. In no event will the term of this Agreement be extended as the result of such conflict nor will any of the parties be required to make up any sales or purchases omitted as a result thereof.

(iii)          In the event that a transaction is disputed by the Cardholder’s financial institution and as a result has been funded in error, Service Center agrees that the amount of the dispute will be reversed by ACH from the Service Center account until the dispute is resolved.

(iv)          Service Center shall, at its own expense, contract for, provide and maintain a dedicated telephone line and a dedicated electrical power outlet (110kv) exclusively for the use of the ATMs within two (2) feet of each ATM location.

(f)            ATMs; ATM Maintenance.

(i)            Contractor shall own and provide the ATMs at the Location. Contractor has agreed to provide the number of CSI “All-in-I” ATM machines listed on Exhibit B.

(ii)           CSI shall be responsible for supplying and loading sufficient amounts of cash to keep the ATMs operable.

(iii)          CSI shall provide Service Center, at no additional cost, with first and second line ATM maintenance. CSI may subcontract with third parties for such maintenance services. Service Center shall give CSI and its employees, representatives and agents fill access to the ATMs in order.

(g)           Fee Changes.

(i)            Contractor and CSI reserve the right to modify the rebate paid to the Service Center as set forth in Exhibit A upon written notice to Service Center based on identifiable cost increases (e.g. including increases/decreases interchange rates, association fees, bank processing fees, etc.)

4.             Term. This Agreement shall have an initial term of five (5) years from the date CSI, Contractor and Service Center execute the agreement (“Initial Term”). Following the Initial Term, this Agreement shall automatically renew for additional terms of five (5) years (“Renewal Term(s)”), unless any of the parties notifies the other party of its desire not to renew, by a certified letter to the other party at its address, at least ninety (90) days before the end of the then existing term.

5.             Termination and Right to Cure. In the event of a breach of this Agreement by any of the parties, then the non-breaching party shall provide the breaching party with written notice of the nature of the breach. Unless otherwise provided for herein, the breaching party shall have thirty (30) days subsequent to receipt of such notice to cure said breach. If the breaching party does not cure the breach within thirty (30) days, then the non-breaching party may terminate this Agreement upon thirty (30) days written notice to the breaching party.

6.             Continuing Obligations. The termination of this Agreement shall not affect any of the party’s obligations to the other actions and omissions occurring prior to the date of termination or for fees, costs or reimbursements incurred prior to such termination, In addition, the terms and conditions set forth in this Agreement, which by their nature would continue beyond termination of this Agreement, shall survive the termination of this Agreement.

8.             Confidentiality. None of the parties shall disclose the terms of this Agreement to any third parties without the written consent of the other, except as required by law. All parties shall treat all information, ideas, designs, data, lists, processes, trade secrets, specifications, drawings, plans, rules, guidelines, diagrams, schedules, formulas, knowledge, inventions, software and techniques they receive from the other party that is not disclosed to the public by that party (“Proprietary Information”) as strictly confidential. None of the parties shall, directly or indirectly, divulge Proprietary Information or cause it to be used in competition with the disclosing party. All parties may disseminate portions of Proprietary Information to those persons necessary for performance of their obligations under this Agreement on a strictly “need to know” basis. Notwithstanding anything in this Agreement to the contrary, none of the parties shall be obligated to preserve the confidential nature of any Proprietary Information which: (i) was previously known; (ii) is or becomes available to any member of the public by other than unauthorized disclosure; (iii) was or is independently developed; (iv) is released for disclosure with written consent; or (v) is received from a third party to whom the information was disclosed without restriction. Disclosure of Proprietary Information shall not be precluded if the disclosure is: (i) required by law; (ii) is in response to a valid order of a court or other governmental body having jurisdiction over the parties, provided, however, that the receiving party shall first have given written notice to the providing party and made a reasonable effort to obtain a protective order requiring the information so disclosed be used only for the purpose set forth in the original order. Upon termination of this Agreement for any reason, all parties shall cease using and destroy the other party’s Proprietary Information and shall, upon request, sign a certification attesting to the foregoing.

9.             Warranties; Indemnity. CSI MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES OR EQUIPMENT PROVIDED HEREIN, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. CSI shall not be responsible for special, indirect, incidental, consequential or punitive damages of any kind (including without limitation, lost profits or damages resulting from interruption of use of services), even if CSI was aware of the possibility of same. CSI shall indemnify and save harmless Service Center from and against any claims, suits, demands or causes of action brought against Service Center which are the result of any negligent, wanton or willful acts of CSI or its employees in the performance of CSI’s obligations as set forth in this Agreement. Service Center shall indemnify and save harmless CSl from and against any claims, suits, demands or causes of action brought against CSI which are the result of any negligent, wanton or willful acts of Service Center or its employees.

10.          Miscellaneous Provisions

10.1.       Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all previous agreements between them with respect to its subject matter.

10.2.       Governing Law. This Agreement shall be construed in accordance with the laws of the State of Nevada without giving effect to the principles of conflicts of law thereof. The parties expressly consent to the venue of the Eighth Judicial District Court of the State of Nevada or the United States District Court for the District of Nevada.

10.3.       Successors & Assigns. This Agreement shall be binding upon the parties and their successors and assigns. Service Center shall not assign its rights or delegate its obligations under this Agreement to others without CSI’s prior written consent, which consent may be withheld in CSI sole and absolute discretion. Service Center shall not assign its right or delegate its obligations under this Agreement to others without CSI’s prior written consent, which consent may be withheld in Service Center’s sole and absolute discretion.

10.4.       Amendments. This Agreement may only be amended in writing signed by all parties, and dated subsequent to the date of this Agreement.

10.5.       Attorneys’ Fees. In the event any of the parties sues or engages in arbitration to enforce this Agreement; the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees.

10.6.       Waivers. CSI may waive its rights under this Agreement without losing them. A waiver of any right by CSI shall not be deemed to be a waiver of other rights or of the same right at another time. Service Center may waive its rights under this Agreement without losing them. A waiver of any right by Service Center shall not be deemed to be a waiver of other rights or of the same right at another time.

10.7.       Third Party Beneficiaries. There are no third party beneficiaries to this Agreement.

10.8.       Notices. All notices in connection with this Agreement shall be mailed or delivered to the other party at the address set forth below, or at such other address as the party may designate in writing, via certified mail return receipt requested, or via Federal Express or other nationally recognized overnight mail provider.

To CSI:	CASH SYSTEMS, INC.
7350 DEAN MARTIN DRIVE, SUITE 309,
LAS VEGAS, NEVADA, 89139
Attention: General Counsel

To Contractor:	MANDARIN ENTERPRISES, LLC.
6121 SUNDOWN CREST CT.
LAS VEGAS, NEVADA 29113
Attention: President

To Service Center:	THE CANNERY CASINO
2121 EAST CRAIG ROAD
NORTH LAS VEGAS, NEVADA, 89030
Attention: Financial Officer

10.9.                        (a)          Service Center shall not use or publish CSI’s name or trademarks/service marks without CSI’s prior written consent.

(b)          Notwithstanding any other term or condition of this Agreement, CSI may immediately terminate this Agreement if a Transaction is processed or completed in violation of the Draft Completion Procedures.

(c)          All equipment except the ATM’s shall remain the sole property of CSI. The ATM’s shall remain the sole property of Contractor. Service Center shall provide all utilities necessary to support the equipment, at Service Center’s sole expense.

(d)          CSI’s maximum aggregate liability under this Agreement shall not exceed the CSI fees earned during the prior 12- month period.

(e)          Service Center shall promptly complete, execute and deliver to CSI such further documents as may be reasonably necessary to implement this Agreement.

(f)           If during the term of this Agreement Service Center, or a subsidiary or affiliate, should obtain an ownership interest in a gaming establishment other than Location(s) set forth above, CSI and Contractor shall also have the exclusive right to provide its same services which are the subject of this Agreement.

10.10. Disputes. Any dispute under this Agreement may be settled by arbitration, pursuant to the arbitration laws of the State of Nevada, upon the mutual consent of the parties affected by such dispute. The arbitrator(s) shall be chosen from a panel of persons knowledgeable in the field of financial transactions, including credit/debit cards, ATM services and check cashing. Any arbitration hereunder shall be held in Las Vegas, Nevada. Based upon a breach of this Agreement, CSI may recover its reasonable attorney fees and costs.

10.11. Cumulative Remedies. The various rights, powers, options, elections and remedies of any party provided in this Agreement, shall be construed as cumulative and not one of them is exclusive of the others or exclusive of any rights, remedies or priorities allowed either party by law, and shall in no way affect or impair the right of any party to pursue any other equitable or legal remedy to which either party may be entitled as long as any default remains in any way unremedied, unsatisfied, or undischarged.

10.12. Severability. If any provision of this Agreement is determined to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other part or provision of this Agreement.

10.13. Further Assurances. From time to time, at the request and expense of the requesting party whether prior to, at or after the Effective Date, each party agrees to and shall execute and deliver such further instruments and take such other action as the requesting party may reasonably request in order to effectuate the transactions set forth herein.

10.14. Construction. This Agreement is a result of negotiations among, and has been reviewed by CSI, Contractor and Service Center, and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against CSI, Contractor or Service Center.

10.15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

CSI:
CASH SYSTEMS, INC.
A Delaware Corporation

By:	/s/Zev Kaplan	Date:	5/26/06

Name:	Zev Kaplan

Its:	General Contractor

Contractor:
MANDARIN ENTERPRISES, LLC

By:	/s/Robin Paulos	Date:	6/18/06

Name:	Robin Paulos

Its:	President

SERVICE CENTER:
THE CANNERY CASINO

By:	/s/Thomas Lettero	Date:	6/1/06

Name:	Thomas Lettero

Its:	Chief Financial Officer

EXHIBIT A

CREDIT/DEBIT CARD CASH ADVANCES

1.             CARDHOLDER FEE SCHEDULE

CSI will assess, on each Credit Card Cash Advance transaction initiated at the ATM, Cashier Cage or kiosk and completed through the Cashier Cage, the Cardholder fees listed below:

Cardholder Requested Dollar Amount	Cardholder Fee

$0 – 50	$7.99
$51 – 100	$10.99
$101 – 200	$16.99
$201 – 300	$21.99
$301 – 400	$26.99
$401 – 500	$30.00
$501 – 600	$35.99
$601 – 700	$39.99
$701 - 800	$43.99
$801 - 900	$47.99
$901 – 1,000	$51.99
$1,001 – 1,500	$66.99
$1,501 - 2000	$82.99
$2,001 - $2,500	$99.99
$2,501 – 5,000	$111.99
$5,001 and higher	3%

CSI will assess on each Debit Card POS Cash Advance transaction initiated at the ATM, Cashier Cage or kiosk and completed through the Cashier Cage, a “Cardholder Fee” of $1.95 plus 2% of the Cardholder requested dollar amount.

2.             PROCESSING FEES

CSI’s Standard Processing Fee for Credit Card Cash Advance transactions is as follows: The sum of the Cardholder requested dollar amount plus the Cardholder Fee assessed by CSI, multiplied by the buy rate of 3.91%. CSI will pay the Service Center fifty percent (50%) of the Cardholder Fees collected by CSI after deducting the standard processing fees.

CSI’s will rebate to the Location $1.00 for each completed debit card Cash Advance transaction initiated at the Cashier Cage or kiosk and completed through the Cashier Cage.

3.             ATM

CSI will assess on each ATM cash withdrawal transaction a surcharge fee of $3.00.

Contractor will rebate to the Location $2.00 from the $3.00 surcharged ATM cash withdrawal transaction fee.

EXHIBIT B

PROPERTY NAME	ATM(s)	CITY/STATE

The Cannery Casino	6 Opteva 500 ATM’s	North Las Vegas, Nevada